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                                                                     EXHIBIT 8.1

                   [Gray Cary Ware & Freidenrich Letterhead]

                                 June   , 1996

Physicians Insurance Company of Ohio
P.O. Box 1449
Columbus, OH 43216

Ladies and Gentlemen:

     We have acted as special counsel to Physicians Insurance Company of Ohio, an Ohio corporation ("PICO"), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Reorganization by and among PICO, Citation Insurance Group, a California corporation ("Citation"), and Citation Holdings, Inc., an Ohio corporation and wholly owned subsidiary of Citation ("Holdings"), dated as of May 1, 1996 (the "Merger Agreement"), and (ii) the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement/Prospectus under the Securities Act of 1933, as amended (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term has the meaning ascribed to it in the Merger Agreement.

     If the Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then (i) PICO will become a wholly owned subsidiary of Citation, and (ii) holders of shares of PICO Class A Common Stock ("Pico Stock"), who together hold all of the issued and outstanding shares of PICO, will be entitled to receive for each share of PICO Stock held by them, other than cash in lieu of a fractional share or shares as to which dissenters' rights have been perfected under applicable law, that number of shares of Stock of Citation determined pursuant to the Exchange Ratio. The Exchange Ratio is determined pursuant to Section 1.5(b) of the Merger Agreement.

     In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of
(i) the Proxy Statement/Prospectus, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon and subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the Proxy Statement/Prospectus and facts concerning the Merger that have come to our attention during our engagement, (iii) certain representations made by PICO, Citation, Holdings and PICO shareholders pursuant to the Merger Agreement or in connection with the issuance of our opinion, and (iv) the Continuity of Interest
Certificate executed by Guinness Peat Group PLC on May   , 1996, the description
in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences," although general in nature, fairly and accurately sets forth certain of the federal income tax consequences to PICO and their shareholders resulting from the Merger. We express no opinion as to whether such description addresses all of the United States federal income tax consequences of the Merger that may be applicable to PICO, Citation, Holdings, or to any particular PICO shareholder. In addition, we express no opinion as to the United States federal, state, or local, or foreign or other tax consequences, other than as set forth in the Proxy Statement/Prospectus under the heading "Certain Federal Income Tax Consequences."
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Physicians Insurance Company of Ohio
June   , 1996
Page 2

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement, and is not to be used, circulated, quoted, or otherwise referred to for any other purposes without our express written permission. We expressly disclaim any obligation to update this opinion after the date hereof for any reason, including but not limited to any new or changed facts or law which come to our attention after the date hereof.

     We hereby consent to the use of this opinion as an exhibit to the Proxy Statement/Prospectus and to the reference to our firm under the heading "Certain Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          --------------------------------------
                                          GRAY CARY WARE & FREIDENRICH
                                          A Professional Corporation